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POLO RALPH LAUREN CORPORATION

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In light of the recent recommendation by the Institutional Shareholder Services Governance division of RiskMetrics Group, Inc. (“RMG”) for the upcoming annual meeting of stockholders of Polo Ralph Lauren Corporation (the “Company”) to “withhold” votes for the Company’s three Class A director nominees, management is contacting certain institutional investors. The following talking points were prepared to facilitate those conversations.

Polo Ralph Lauren Corporation

2009 Annual Meeting of Stockholders – August 6, 2009

Phone calls with certain institutional investors

The Board of Directors and the Company strongly disagree with RMG’s recommendation that stockholders “withhold” their votes for the three directors nominated for election as Class A directors at the Company’s 2009 annual meeting of stockholders – Joel L. Fleishman, Frank A. Bennack, Jr. and Steven P. Murphy. Each is a member of the Compensation Committee.

RMG’s voting recommendation is based principally on its analysis of the compensation arrangement for the Company’s CEO, Mr. Ralph Lauren, and, in particular, Mr. Lauren’s bonus and stock option grants. As to the bonus, RMG cites the following areas of concern: that Mr. Lauren’s $13 million bonus target is excessively high compared to selected peers in the consumer goods sector and that disclosure justifying the size of the bonus and consistently high payout over the past five years is lacking. As for the stock option grants, RMG cites the absence of criteria under which the Compensation Committee may exercise discretion to reduce annual stock option grants to Mr. Lauren. For the following reasons, we strongly disagree that the aspects of Mr. Lauren’s bonus arrangement and stock option grants cited by RMG give rise to poor pay practices.

Key Points

As a threshold matter, we note that the three directors up for re-election as Class A directors have a deep understanding of the Company and its strategic objectives (two of the directors having served on the Board for more than a decade); bring an important perspective to the deliberations of the Board and the Compensation Committee; and have made significant contributions to the Board. Finally, in their roles as Compensation Committee members, these directors have had the benefit of an independent advisor -- Exequity LLP -- to provide guidance in respect of significant executive compensation decisions.

The Compensation Committee has retained Exequity LLP for independent advisory services since March 2007. Prior to that time, the Compensation Committee engaged the services of another independent advisory service whose lead consultant for the Committee joined Exequity in 2007. Thus, Exequity is extremely knowledgeable with respect to the Company’s executive compensation program and is intimately familiar with the Company’s successful performance over the years and the significant contributions that Mr. Lauren has made to the Company.

In addition, last year RMG noted several features of Mr. Lauren’s compensation it considered problematic, including, as summarized in the current RMG report, features of Mr. Lauren’s employment agreement that included a $13 million target bonus that required only 50% of the earnings target to be met, while other senior executives had to meet 80% of the target, and that his annual stock options and restricted share awards had unusually high value and were not performance- based.

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Last year’s withhold recommendation in respect of the Compensation Committee member directors was reversed by RMG based on the determination, which the Compensation Committee had already made prior to the RMG report, to increase the percentage of the earnings target required to be met by Mr. Lauren to receive a bonus from 50% to 80%, and undertakings to introduce a performance based contingency to the restricted stock award and Compensation Committee discretion to reduce stock option awards. All three were accomplished as proposed, but RMG has now raised different concerns related to two of the items deemed satisfactory last year.

Finally, we note that RMG stated that the Company had a “relatively positive record of shareholder returns” and “positive financial performance.”

Mr. Lauren’s Bonus:

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Mr. Lauren is not only the CEO of a complex global organization with highly successful wholesale, retail and licensing divisions, and an increasingly significant e-commerce business, but he is also the founder, creator and name behind the Company and its brands. Mr. Lauren’s contributions to the Company over the past 42 years have been instrumental in creating significant shareholder value, and he continues to this day to define its image and direction. The Compensation Committee does not believe that any other CEO at the Company’s peers, including those cited by RMG, has a longstanding, consistent level of high achievement and range of vast responsibilities superior to that of Mr. Lauren.

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In setting Mr. Lauren’s annual bonus target, the Compensation Committee considers market information and certain external benchmarks that it receives from its outside compensation consultant. This assessment includes a review of CEO pay levels at various categories of companies such as leading apparel manufacturers, high profile, branded retail organizations, family-named companies and other companies whose CEOs could be perceived, as Mr. Lauren is, as personifying their organizations.

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Mr. Lauren’s annual bonus is solely performance-based and does not have a discretionary component. RMG has stated that the underlying growth targets reflected in the annual performance criteria set by the Compensation Committee appear extremely rigorous for the retail sector. Like other senior executives of the Company, Mr. Lauren is not entitled to any bonus if the Company misses its applicable pre-established performance target based solely on financial measures by more than 20%. Mr. Lauren was only entitled to receive a bonus over the past several years due to the Company’s strong financial performance during this period.

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In its report, RMG describes Mr. Lauren’s bonus as short-term focused, which might not be in the best interests of long-term shareholders, then cites the U.S. Treasury’s focus on excessive risk-taking in executive compensation packages, and draws the conclusion that “a high bonus target coupled with a single performance measure may promote perverse behavior.” Anyone who has followed the history of the Company and the unique contributions that Mr. Lauren has made over many years to building the brands and the enterprise with which his name has been closely associated must question characterizing Mr. Lauren’s bonus as either short-term focused or potentially encouraging excessive risk taking.

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Mr. Lauren’s Stock Options

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The Compensation Committee has previously determined that instead of relying solely on a finite set of criteria, the Compensation Committee should have broad authority to reduce the annual equity grants to which Mr. Lauren would otherwise be entitled under his employment agreement. We note that the Compensation Committee has taken meaningful steps over time to reduce Mr. Lauren’s annual stock option grants (from 500,000 in 1997, to 250,000 in 1998, to 150,000 under Mr. Lauren’s employment agreement entered into in 2003, and to 100,000 per year (subject to Compensation Committee discretion to reduce such awards) under Mr. Lauren’s most recent employment agreement which became effective in 2008 and his annual restricted stock units (from 100,000 to 75,000 under Mr. Lauren’s most recent employment agreement).

☐	The Compensation Committee has determined that all restricted stock units granted to Mr. Lauren will now be performance-based rather than time-based.

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Because of the Company’s strong financial performance, the Compensation Committee chose not to exercise its discretion to reduce Mr. Lauren’s annual grant of 100,000 stock options for that year. While the Compensation Committee chose not to exercise its discretion in Fiscal Year 2009, this does not mean that the Compensation Committee will fail to exercise such discretionary authority under appropriate circumstances in future years.

The Board of Directors and the Company recommend that stockholders vote FOR the election of Messrs. Fleishman, Bennack and Murphy as directors of the Company and, to the extent that you consider RMG’s recommendations we ask that you also consider factors, beyond RMG’s evaluations, that we highlighted above.

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